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                                                              EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                CONTACT: Gretchen Roede
                                                              Meghan O'Shea
                                                              215.732.4100

                     CELLULARVISION USA RECEIVES ADDITIONAL
                 CAPITAL FROM J.P. MORGAN INVESTMENT MANAGEMENT

JANUARY 22, 1998 (New York) - CellularVision USA (Nasdaq: CVUS) today announced that it has received approximately $1 million of new financing from J.P. Morgan Investment Management.

The financing represents one of a number of infusions CellularVision USA is currently negotiating in order to finance its ongoing high-speed Internet service offering to homes and businesses in New York City. CellularVision of New York (CVNY), a wholly-owned subsidiary of CellularVision USA, continues to work with Fleet National Bank to complete a syndication effort for a $40 million senior debt facility.

"We are delighted that J.P. Morgan has strengthened its support of CVUS with this financing," said Shant Hovnanian, chief executive officer of CellularVision USA. "We are confident that this and the other financing alternatives we are currently discussing will see us through to the LMDS auctions, which we believe will help establish the value of our license, and highlight our unique operational expertise."

The financing is an extension of an existing note from J.P. Morgan that will be put toward ongoing operations. Terms of the financing are similar to the previous note.

Following are selected approximate financial data for CellularVision USA as of the closing of this financing. The company's cash position as of the closing of this note is approximately $1 million. CVUS net working capital deficit is approximately $6 million. Property plant and equipment is estimated at $21 million with debt under $9 million. Stockholders' equity is currently estimated to be approximately $12 million.

In addition, the company owns the LMDS spectrum license for the New York Primary Metropolitan Statistical Area, or PMSA. This area includes about 8.6 million people, making it the largest media market in the country. An independent research firm has estimated the value of this license to be approximately $28.80 per pop (unit of population) or about $250 million.



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CellularVision USA, Inc. is the first Local Multipoint Distribution Service
(LMDS) provider licensed by the FCC. This license grants CVUS 1,150 MHz of spectrum throughout the 1,100 square mile New York Primary Metropolitan Statistical Area, which encompasses approximately 8.6 million people. This equates to 98,900,000 channel pops, or the greatest regional delivery capacity of any broadband wireless carrier in the country. CVUS service is not currently available in all parts of its licensed service territory. CVUS provides Super-Wireless high-speed Internet access and multichannel subscription television service to its customer base, and is authorized to provide local loop telephony and other telecommunications services in the state of New York. For more information about CVUS, please visit the company's Web site at www.cellularvision.com.

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This press release contains forward-looking statements within the meaning of the
Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties, including, but not limited to the possibility that technological or other factors may cause the timing and/or capacity of new products to differ materially from those projected in the forward-looking statements.